UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

At a meeting held on September 29, 2010, the Board of Directors (the “Board”) of Generex Biotechnology Corporation, a Delaware corporation (the “Company”), took the following actions:

•	The Board terminated Anna E. Gluskin as President and Chief Executive Officer. Ms. Gluskin will remain a member of the Board.

•	The Board appointed Mark A. Fletcher as Interim President and Chief Executive Officer effective immediately. Mr. Fletcher will continue as General Counsel for the Company.

•	The Board appointed John P. Barratt, an independent director who has served on the Board since 2003, to serve as Chairman of the Board.

•	The Board removed Rose C. Perri as Secretary of the Company and appointed Mr. Fletcher to this position. Ms. Perri will remain Chief Operating Office and Chief Financial Officer.

•
The Board appointed a special committee comprised of its three independent directors (Mr. Barratt, Brian T. McGee and Nola Masterson), the responsibilities of which will include immediately commencing a search to identify candidates to secure a permanent President and Chief Executive Officer.

Mr. Fletcher has served as Executive Vice President and General Counsel of the Company since April 2003. From October 2001 to March 2003, Mr. Fletcher was engaged in the private practice of law as a partner at Goodman and Carr LLP, a leading Toronto law firm. From March 1993 to September 2001, Mr. Fletcher was a partner at Brans, Lehun, Baldwin LLP, a law firm in Toronto. Mr. Fletcher received his LL.B. from the University of Western Ontario in 1989 and was admitted to the Ontario Bar in 1991.

The Company and Mr. Fletcher agreed to amend the terms of Mr. Fletcher’s employment with the Company to provide that the replacement of Ms. Gluskin as a director or CEO will not constitute a “change of control” and to provide for an increase in Mr. Fletcher’s base salary (to $475,000) upon his appointment as interim CEO.  Under the terms of his employment with the Company, Mr. Fletcher is entitled to receive annual base compensation and may receive additional cash bonuses at the discretion of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: October 1, 2010	By:	/s/ Rose C. Perri
Rose C. Perri
Chief Operating Officer

By:	/s/ John P. Barratt
John P. Barratt
Chairman